Ex. 10.67
Asset Purchase Agreement
between
Rockford Corporation
and
NHT, Inc.
Dated as of October 7, 2005

Asset Purchase Agreement
This Asset Purchase Agreement (“Agreement”) is between:
(a)	Rockford Corporation (“Seller”); and

(b)	NHT, Inc. (“Purchaser”).
Seller and Purchaser agree as follows:
1.	Background and Definitions.
1.1	Company Business. Seller is in the business of designing, manufacturing, marketing and distributing high quality professional and home audio speakers, home theater speakers, and related products through its division known as NHT (“NHT” or the “Business”). The Business includes only the Rockford Home Group division that sells products under the NHT and NHT Pro brands. The Business does not include, and no assets are sold relating to, any other Rockford Home Group brands (including the Fosgate Audionics and Hafler brands) or any other Rockford Corporation brands.

1.2	Asset Sale. Seller desires to sell, and Purchaser has agreed to acquire all or substantially all of Seller’s tangible and intangible assets used exclusively in the Business and specifically listed in Schedule 1.2 (the “Assets”), including:
(a)	the Business’ inventory as it exists on the Effective Date and as updated and acquired through the Closing Date, except for inventory sold in the ordinary course of business (the “Inventory”);

(b)	all accounts receivable related to the Business as of the Effective Date as updated and created through the Closing Date, except for accounts receivable sold in the ordinary course of business (the “Accounts Receivable”)

(c)	the Intellectual Property used exclusively in connection with the Business, including those trademarks and trade names identified on Schedule 1.2 and any federal, state, or foreign registrations relating to these names (the “Names”), and the goodwill associated with such Names. Purchaser will not acquire any interest in any of Seller’s trademarks, names or other Intellectual Property other than the Names and Intellectual Property identified on Schedule 1.2;

(d)	all other assets used exclusively in the Business, including owned or leased property and equipment, supplies, trade show fixtures specific to the Business, and other assets listed in Schedule 1.2.
The Assets specifically exclude the Excluded Assets.

1.3	Definitions. In this Agreement:
(a)	Affiliate means any Business Entity which, directly or indirectly, alone or together with others, controls, is controlled by, or is under common control with, another Business Entity;

(b)	Agreement means this Agreement and each of the Schedules and certificates delivered with this Agreement. The Schedules and certificates are a part of this Agreement;

(c)	Assets has the meaning given in Section 1.2;

(d)	Assumed Liabilities means those debts, obligations and other liabilities assumed by Purchaser, as specifically listed in Schedule 2.4.

(e)	Business has the meaning given in Section 1.1;

(f)	Business Entity means any person, corporation, partnership, joint venture, limited liability company, or other entity;

(g)	Closing means the consummation of the transactions contemplated by this Agreement;

(h)	Closing Date means the day on which the Closing takes place;

(i)	Contract means any contract, indenture, mortgage or deed of trust, lease, purchase order, guaranty, insurance policy, bond, license, instrument, understanding, obligation, or other agreement, written or oral;

(j)	Employment Contracts means all employment agreements, consulting agreements, and collective bargaining agreements;

(k)	Employment Plans means all executive compensation plans, bonus plans, holiday and other bonus practices, deferred compensation agreements, pension or retirement plans, employee stock option or stock purchase plans, employee life, health, and accident insurance, and other employee benefit plans, agreements, arrangements or commitments;

(l)	Encumbrance means any mortgage, pledge, lien, claim, charge, security interest, restriction, easement, right of way, or other encumbrance;

(m)	Environmental Laws means all Laws relating to the environmental or Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (“CERCLA”), 42 U.S.C. §9601 et seq.; the Toxic Substance Control Act (“TSCA”), 15 U.S.C. §2601 et seq; the Hazardous Materials

Transaction Act, 49 U.S.C. §1802 et seq; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. §9601 et seq; the Clean Water Act (“CWA”), 33 U.S.C. §1251 et seq; the Safe Drinking Water Act, 42 U.S. C. §300(f) et seq; the Clean Air Act (“CAA”), 42 U.S.C. §7401 et seq; Federal Insecticide, Fungicide and Rodentcide Act (“FIFRA), 7 U.S.C. §136 et seq; and Solid Waste Disposal Act (“SVVDA”) §6901 et seq;

(n)	Escrow Agent means the person appointed to serve as Escrow Agent under the Escrow Agreement, attached as Exhibit 4.1;

(o)	Excluded Assets means the assets used in the Business that are not being sold to or acquired by Purchaser, including any assets that are listed as Excluded Assets on Schedule 1.2;

(p)	Financial Statements and Financial Statement Date have the meaning given in Section 5.5;

(q)	Government means any legislature, executive, department, administrative agency, municipality, subdivision, instrumentality, or other authority of the United States, any state, any locality, or any foreign country or political subdivision of a foreign country;

(r)	Hazardous Materials means hazardous wastes, hazardous substances, hazardous constituents, toxic substances, pollutants, contaminants, radioactive materials, related materials, and any other substances, constituents or wastes, whether solids, liquids or gases, subject to regulation under any Environmental Laws;

(s)	Information means information supplied to Purchaser by Seller under Section 7.8 of this Agreement;

(t)	Intellectual Property means patents, trademarks, trade names, service marks, other trade rights, copyrights, licenses, and similar intangibles;

(u)	Know, Knows, Knowledge, Knowingly or Known mean, when referring to disclosure by Seller, matters known, or that should have been known by Seller’s executive officers and other senior managers responsible for the Business (excluding the NHT Managers, the “Seller Managers”) other than the managers of the Business who are expected to accept employment with Purchaser (the “NHT Managers”), and matters reflected in Seller’s reasonably available records relating to the Business, but excluding matters (1) that were known to (or should have been known by) the NHT Managers but not the Seller Managers or (2) reflected in records generally available to the NHT Managers but not to the Seller Managers. The Seller Managers are entitled to rely on statements and representations that the NHT Managers have made about the Business and its prospects and their knowledge may be based on such statements and representations, even if investigation would have revealed such statements and representations were not correct, unless they had actual knowledge

(without reference to matters they should have known but did not know) of information that directly contradicted the statements made by the NHT Managers;

(v)	Laws means any law, statute, ordinance, rule, regulation, or Order;

(w)	Liability Limit means the amount actually held in the Escrow Fund at the time a claim for indemnification under the provisions of Section 13.2 is made by Purchaser against Seller;

(x)	Loss means all expenses (including reasonable attorneys’ and accountants’ fees), losses, taxes, claims, damages, awards, fines, interest, penalties, and liabilities;

(y)	Material means any expense, expenditure, purchase, encumbrance, debt or Asset value that exceeds USD $24,000.00;

(z)	Material Adverse Change or Material Adverse Effect means any change or effect that is or would be materially adverse to a party and its Affiliates,
•	taking into account the business, properties, assets, employees, financial condition and results of operations of the party and its Affiliates; but

•	excluding those changes, effects, and developments that directly result from the announcement of this Agreement.
(aa)	Order means any order, decree, decision, injunction, finding, or judgment;

(bb)	Permits means all approvals, permits, licenses, filings, registrations, certificates, orders, authorizations, qualifications, or other consents from any Government, self-regulatory authority, or any other third party;

(cc)	Proceeding means any claim, action, suit, mediation, arbitration, labor grievance, Government investigation, or other legal or administrative proceeding;

(dd)	Purchase Price means the purchase price for the Assets, in a total amount of $2,400,000, subject to adjustment and deductions as provided elsewhere in this Agreement;

(ee)	Purchaser means NHT, Inc., a Colorado corporation;

(ff)	Seller means Rockford Corporation, an Arizona corporation; and

(gg)	Tax means any tax, assessment, duty, or governmental charge or deposit (including income, property, ad valorem, gross receipts, sales, use, value added, occupation, franchise, transfer, excise, goods and services, payroll, employment, profits, capital, severance, production, premium, payroll, stamp, unemployment insurance, disability, workers’ compensation, withholding, and social security tax), and all interest and penalties, whether disputed or not, imposed by any Government.
Other terms used as defined terms have the meanings used in this Agreement.
2.	Purchase and Sale of Assets. At the Closing, and subject to the terms and conditions of this Agreement:
2.1	Purchase of Assets. Seller will sell to Purchaser, and Purchaser will purchase from Sellers, the Assets.

2.2	No Purchase of Other Assets. Other than the Assets, Purchaser will not acquire any other asset of Seller.

2.3	No General Assumption of Certain Liabilities. Except for the Assumed Liabilities, Purchaser will not assume any liabilities of Seller. Seller will be solely responsible for paying all liabilities (except for the Assumed Liabilities) related to the Business and the Assets and arising before the Closing, including executory contracts, purchase orders, judgments, obligations, debts and tax liabilities.

2.4	Assumption of Assumed Liabilities. Purchaser will assume liability only for the accounts payable, contract obligations, warranty obligations, and other liabilities specifically described in Schedule 2.4 (the “Assumed Liabilities”).
3.	Closing. The Closing will take place at 10:00 A.M., local time, on or before October 11, 2005, at the offices of Steptoe & Johnson, 201 E. Washington St., Suite 1600, Phoenix, Arizona 85004, or at another agreed upon time and place.

4.	Purchase Price.
4.1	Purchase Price; Closing Adjustments. At the Closing, Purchaser will pay to Seller the Purchase Price for the Assets by wire transfer of immediately available funds, less the deposit into the Indemnity Escrow. The Indemnity Escrow will be deposited as follows:
(a)	Escrow Fund. $240,000 will be deposited into an escrow account (the “Escrow Fund”) with the escrow agent listed on Schedule 4.1 (the “Escrow Agent”) for the purpose of securing Seller’s indemnity obligations under Section 13.2. The Escrow Fund will be held and disbursed in accordance with the terms of the Escrow Agreement attached as Exhibit 4.1. In the absence of claims, the Escrow Fund will be released from escrow and paid to Seller one year after the Closing Date.

(b)	Earnings on Escrowed Funds. The Escrow Fund will be invested and earnings will be paid in accordance with the terms of the Escrow Agreement.
4.2	Allocation of Purchase Price. The Parties will allocate the Purchase Price among the Assets for tax purposes in accordance with Section 1060 of the Internal Revenue Code. Purchaser and Seller will each prepare and file on a timely basis with the Internal

Revenue Service substantially identical initial and supplemental Internal Revenue Service Forms 8594 “Asset Acquisition Statements Under Section 1060” consistent with such allocation.
5.	Representations and Warranties by Seller. Except as stated otherwise in a Schedule to this Agreement, Seller represents and warrants to Purchaser that:
5.1	Organization and Authority to Conduct Business. Seller is duly organized, validly existing and in good standing under the laws of Arizona and is qualified to do business and is in good standing in each of the jurisdictions identified on Schedule 5.1. Seller has all requisite corporate power and authority to carry on its business as now being conducted, to own, lease, or operate its properties and to carry out the transactions contemplated by this Agreement. Seller has delivered to Purchaser complete copies of Seller’s certificate of incorporation and bylaws as amended;

5.2	Authorization and Approval of Agreement. Seller:
(a)	has taken, or will take before the Closing, all actions; and

(b)	has secured, or will secure before the Closing, all Permits
required to authorize the execution, delivery, and consummation of this Agreement and the transactions contemplated by this Agreement.
5.3	Binding Effect. This Agreement, and each document executed by Seller in connection with this Agreement:
(a)	constitutes the valid, binding, and enforceable obligation of Seller;

(b)	has been duly executed and delivered by Seller; and

(c)	has been duly authorized by all necessary corporate action.
5.4	Execution, Delivery and Performance of Agreement. The execution, delivery, and performance of this Agreement by Seller will not (with or without the giving of notice or the passage of time or both) conflict with, result in a default under, result in the creation of any Encumbrance pursuant to, or result in the acceleration of any obligation under or permit the termination of:
(a)	Seller’s certificate of incorporation or bylaws; or

(b)	any material Contract or Law to which Seller is a party or by which it may be bound.
5.5	Financial Statements.

(a)	Sellers has delivered to Purchaser financial statements relating to the Business for the periods ending [dates of financial statements]. The last such date is the Financial Statements Date. The financial statements were derived from Seller’s consolidated financial statements, but are not audited. Because Seller prepares its financial statements on a consolidated basis, and because the Business is only a small part of Seller’s total operations, the financial statements were not prepared in accordance with GAAP. The financial statements were derived from Seller’s financial statements (which were prepared in accordance with GAAP) and other financial records. Seller represents and warrants that (1) the financial statements delivered to Purchaser in connection with this Agreement were derived from Seller’s financial records, (2) Seller has used its best efforts to have the financial statements of the Business fairly and accurately present the unconsolidated financial position of the Business as of the dates indicated and the unconsolidated results of operations and cash flows of the Business for the periods then ended, and (3) Seller has not Knowingly caused the financial statements to present information that does not fairly and accurately present the unconsolidated financial position of the Business as of the dates indicated and the unconsolidated results of operations and cash flows of the Business for the periods then ended. Purchaser acknowledges that (i) Seller has explained that Seller’s financial systems require the application of significant judgment about the allocation of certain items to different Seller operations including the Business, (ii) the allocations made to the Business may not be consistent with GAAP and may not reflect the results to be expected if the Business had operated on a stand-alone basis and, as a result, (iii) Seller does not warrant that the financial statements actually fairly and accurately present the unconsolidated financial position of the Business as of the dates indicated and the unconsolidated results of operations and cash flows of the Business for the periods then ended.

(b)	Except as contemplated by this Agreement, to Seller’s Knowledge, there are no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) related to the Business, except liabilities:
(1)	provided for in the Business’ balance sheet as of the Financial Statements Date; or

(2)	incurred since the date of such balance sheet in the ordinary course of business consistent with past practices;
5.6	Absence of Undisclosed Liabilities. As of the Financial Statements Date there are not any Material debts or liabilities related to the Business except as disclosed in the Financial Statements or in Schedule 5.6 or elsewhere in this Agreement. Since the Financial Statements Date Seller has not incurred additional Material debts or liabilities related to the Business except as disclosed in Schedule 5.6 or elsewhere in this Agreement;

5.7	Litigation.
(a)	There is no Proceeding pending or, to Seller’s Knowledge, threatened; and

(b)	There is no Order in effect or, to Seller’s Knowledge, threatened against or relating to
(1) the Business, (2) Seller’s officers, directors, or employees who participate in the Business, (3) the properties, assets, or operations related to the Business, or (4) the transactions contemplated by this Agreement. Seller does not Know, or have reason to Know, of any basis for such a Proceeding or Order;
5.8	Bankruptcy Proceedings. Seller is not involved in any Proceeding by or against it (a) under the Bankruptcy Code, 11 U.S.C. § 101 et seq., (b) under any other insolvency or debtors’ relief act, or (c) for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official;

5.9	Taxes.
(a)	Seller has paid, or will pay before their due date, all Taxes related to the Business due on or before the Closing and has reserved, or will reserve before the Closing, amounts necessary to pay Taxes due after the Closing in respect of periods ending on or before the Closing;

(b)	Seller has timely filed, or will timely file, all tax returns required in connection with any Taxes related to the Business, and has not made any requests for extensions. All such returns are accurate and comply with applicable Law;

(c)	Seller has made all deposits required by Law and (1) has not been delinquent in the payment of any Tax or (2) has paid any penalty associated with a delinquency; and

(d)	Seller is not currently the subject of any Tax audit related to the Business, has no reassessment of any Tax proposed, and Knows of no basis for any such reassessment;
5.10	Compliance with Laws, Permits, and Contracts.
(a)	Seller has complied in all respects with all Laws applicable to the Business, Assets, or operations of the Business as presently conducted;

(b)	Seller has secured and is in compliance with all Permits required for the Assets and the Business as presently conducted;

(c)	Seller has not offered, paid, or agreed to pay money or anything of value for the purpose of or with the intent of obtaining or maintaining business for Seller or otherwise benefiting Seller in violation of any Law (including Section 30A(a) of the Securities Exchange Act of 1934, as amended); and
(d)	The ownership and present use of Seller’s properties related to the Business and the conduct of the Business,
(1)	does not conflict with the rights of any other person; and

(2)	will not (with or without the giving of notice or the passage of time or both) conflict with or result in a default under
•	Seller’s certificate of incorporation or bylaws; or

•	any Contract or Law to which Seller is a party or by which it is affected;
5.11	Enforceability of Contracts, No Defaults.
(a)	all Contracts identified in this Agreement to which Seller is a party are effective, valid, binding, and enforceable in accordance with their terms; and

(b)	Seller does not Know, or have reason to Know, of any default (or event which, after notice or lapse of time, would constitute a default) of such Contracts;
5.12	Product Recalls. Seller has not within the past 5 years:
(a)	been party to any Proceeding brought by a Government; or

(b)	been subject to any Order;
that related to the Business and required, or sought to require, that Seller recall any products designed, manufactured, assembled, shipped, sold, distributed, installed, repaired or maintained by Seller in connection with the Business. Seller does not Know, or have reason to Know, of any voluntary recall undertaken to avoid a Proceeding or Order or of any pending or threatened Proceeding or Order that would require such a recall;
5.13	Environmental Matters.
(a)	The Business is in compliance with Environmental Laws;

(b)	Seller has secured all Permits required under Environmental Laws for the operation of the Business (and such Permits are listed on Schedule 5.13);

(c)	Seller does not Know, or have reason to Know, of any pending or threatened Proceedings against Seller related to the Business with respect to Environmental Laws;

(d)	Seller does not Know, or have reason to Know, of any act related to the Business and attributable to Seller that could give rise to liability under CERCLA or any other Environmental Law. Seller has not submitted notice pursuant to Section 103 of CERCLA with respect to any of the Assets;

(e)	Seller does not own or operate in connection with the Business an underground storage tank except for tanks in compliance with Environmental Laws; and

(f)	No Hazardous Materials have been released, discharged, deposited, emitted, leaked, spilled, poured, emptied, injected, dumped or disposed of in a manner that violates any applicable Environmental Law on, in, or under real property owned or occupied by Seller and related to the Business.
5.14	Ownership of Assets; No Encumbrances. Seller has good and marketable title to the Assets free and clear of any Encumbrance. There are no undisclosed interests in the Assets, nor does Seller Know, or have reason to Know, of any assertion of such an interest, or of any facts or circumstances that would give rise to such an interest. Schedule 5.14 lists:
(a)	Real Property.
(1)	all real property that Seller uses in the Business and owns or leases;

(2)	a summary of the terms on which Seller owns, leases, or uses such real property; and

(3)	a summary of the terms of any Encumbrances affecting such real property; and
(b)	Personal Property.
(1)	all tangible personal property (other than inventory and supplies) that Seller uses in the Business and owns or leases, except for owned items having a value of less than $10,000 and leased items requiring lease payments of less than $10,000 annually;

(2)	a summary of the terms on which Seller owns, leases, or uses such personal property; and

(3)	a summary of the terms of any Encumbrances affecting such personal property.
(c)	Title. Seller has title to all the Assets reflected in the Financial Statements or in Schedule 5.14, free of any Encumbrance, except:

(1)	items sold or otherwise disposed of in the ordinary course of business consistent with past practice after the date hereof; or

(2)	as set forth in the Financial Statements or in Schedule 5.14.
(d)	The Assets are in good operating condition and repair, are suitable for the purposes used, and are adequate for the current operations of the Business. The Assets constitute all of the properties and assets used or held for use in connection with, necessary for the conduct of, or otherwise material to, the Business. Seller does not Know, or have reason to Know, of any pending or threatened condemnation affecting the Assets;
5.15	Insurance. Schedule 5.15 lists all insurance policies insuring, and all performance bonds related to, the Business issued in favor of Seller specifying
(a)	the name of the insurer or bonding company;

(b)	the risk insured or bonded;

(c)	the limits of coverage;

(d)	the deductible (if any);

(e)	the premium (including any proposed premium increases Known to Seller);

(f)	any notice of cancellation or nonrenewal received by Seller; and

(g)	the date through which coverage will continue by virtue of premiums already paid;
5.16	Distribution Agreements. Schedule 5.16 lists all sales agency agreements, distributorship agreements, and agreements providing for the services of an independent sales representative relating to the Business to which Seller is a party;

5.17	Other Contracts. Schedule 5.17 lists:
(a)	Each loan, conditional sales, or security agreement of Seller relating to the Business with an unpaid balance more than $10,000;

(b)	Each license agreement relating to intellectual property of Seller relating to the Business (other than licenses incident to leases of computers, software, or office or photographic equipment used in the ordinary course of business); and

(c)	All material Contracts of Seller relating to the Business, but excluding:
(1)	Contracts listed or excluded elsewhere in this Agreement; and

(2)	any Contract entered into in the ordinary course of business terminable by Seller in less than 30 days or involving payment or receipt of less than $10,000;
5.18	Employment Matters.
(a)	Employment Contracts and Plans. Schedule 5.18 lists
(1)	all Employment Contracts and Employment Plans to which Seller is a party or by which it is bound and which relate to the operation of the Business; and

(2)	the names and current annual rates of compensation of all personnel who work exclusively for the Business (including employees and independent contractors) whose 2004 compensation was $100,000 or more;
(b)	Compliance with Employment Laws. Seller, in connection with the Business:
(1)	is in compliance with all Laws regulating employment practices, terms and conditions of employment and wages and hours;

(2)	is not subject to any unfair labor practice complaint or other petition before the National Labor Relations Board;

(3)	is not subject to any labor strike, dispute, slow-down or stoppage;

(4)	is not subject to any Proceeding arising out of or under a collective bargaining agreement; and

(5)	has not experienced any primary work stoppage or other labor difficulty involving its employees during the past three years;
(c)	Plan Compliance. Seller has administered and maintained the Employment Plans in compliance with all applicable Laws with respect to employees working in connection with the Business. Seller does not Know, or have reason to Know, of any prohibited transaction (as defined in ERISA, 29 U.S.C. § 1001) relating to any Employment Plan;
5.19	No Guaranties. Other than as stated herein, Seller has not guaranteed the obligations or liabilities of any person or business entity in connection with the Business;

5.20	Intellectual Property. Schedule 5.20 lists all patents, trademarks, trade names, service marks, other trade rights, copyrights, licenses, and similar intangibles (the “Intellectual Property”) that Seller owns, uses, or has registered in connection with the Business.
(a)	Seller is not obligated to pay any royalty with respect to Intellectual Property;

(b)	Seller does not Know, or have reason to Know, of any pending or threatened Proceedings alleging that Seller has infringed any third party’s Intellectual Property rights (or of any basis for such a Proceeding);

(c)	Seller owns and has all right and title to the Intellectual Property free and clear of any debts, security interests, or encumbrances.
5.21	Inventory. Seller’s inventory and related supplies are merchantable or suitable for sale in the ordinary course of business;

5.22	Receivables. All receivables reflected in the Financial Statements, and all receivables which have arisen since the Financial Statement Date, arose from transactions in the ordinary course of business. The Seller expects such receivables that are not currently overdue to be (or to have been) collected when due, except to the extent of the normal allowance for doubtful accounts;

5.23	Records. The books of account (“Books”) of Seller related to the Business are complete and correct in all respects. Seller Knows of no transactions involving the Business of Seller, which properly should have been, but are not, set forth in the Books, except that this representation is qualified by reference to the representations relating to allocation of items between Seller’s operations (including the Business) described in the representation relating to the financial statements;

5.24	Official Filings Complete. Seller has made all required Government filings related to the Business;

5.25	Absence of Changes or Events. Since the Financial Statements Date, Seller has conducted the Business only in the ordinary course and has not taken, or entered into any agreement or made any commitment to take, any of the following actions in connection with the Business:
(a)	Incurred any obligation or liability related to the Business, except liabilities (1) for trade or business obligations incurred in the ordinary course of business or (2) which do not materially affect the Business or the Business’ financial condition;

(b)	Paid any obligation or liability related to the Business other than current liabilities (1) shown on the Financial Statements or (2) incurred since the Financial Statements Date in the ordinary course of business;

(c)	Subjected any Assets to any Material Encumbrance, other than as listed in Schedule 5.25(c) to this Agreement;

(d)	Sold or otherwise disposed of any Material Assets, except as listed in Schedule 5.25(d) to this Agreement;

(e)	Cancelled, compromised, waived, or released any debt, claim, or right related to the Business, except in the ordinary course of business;

(f)	Received or given notice of termination of any Contract whose termination has had, or may have, a Material Adverse Effect on the Business or its financial condition;

(g)	To its Knowledge, experienced any labor union organizing activity, had any actual or threatened employee strikes, work stoppages, slow-downs, or lock-outs, or had any material change in the terms of agreements with employees, agents, customers or suppliers;

(h)	Made or agreed to make any change in the compensation payable to any manager or employee working exclusively for the Business, except for normal periodic bonus accruals and normal periodic increases in regular compensation;

(i)	Acquired any Material capital assets related to the Business, except as listed in Schedule 5.25(i) to this Agreement;

(j)	Instituted, settled or agreed to settle any Proceeding related to the Business; or

(k)	Suffered any change, event, condition, damage, destruction, or loss having a Material Adverse Effect on the Business;
5.26	Disclosure. To Seller’s knowledge, no representation or warranty by Seller in this Agreement
(a)	contains or will contain any untrue statement of a material fact; or

(b)	omits or will omit to state any material fact required to make the statements made in this Agreement not misleading;
provided, that Seller in making the representations set forth in this Section 5.26 is relying in part upon, and is entitled to rely upon, the statements and representations made to the Seller Managers by the NHT Managers about the material facts represented or warranted and about whether any of the representations or warranties omit a material fact
The representations and warranties contained in this Agreement will not be affected or deemed waived by reason of any investigation by Purchaser or its representatives.

6.	Representations and Warranties by Purchaser. Except as stated otherwise in a Schedule to this Agreement, Purchaser represents and warrants to Seller that:
6.1	Organization and Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Colorado, and has all requisite power and authority to carry on its business as now being conducted to enter into this Agreement and to carry out the transactions contemplated by this Agreement. Purchaser is qualified to do business and is in good standing in each of the jurisdictions where the nature of its business or the properties it owns or leases makes such qualification necessary or advisable.
6.2	Authorization and Approval of Agreement. Purchaser
(a)	has taken, or will take before the Closing, all actions; and

(b)	has secured, or will secure before the Closing, all Permits
required to authorize the execution, delivery, and consummation of this Agreement and the transactions contemplated by this Agreement;

6.3	Binding Effect. This Agreement, and each document executed by Purchaser in connection with this Agreement, constitutes the valid, binding, and enforceable obligation of Purchaser, has been duly executed and delivered by Purchaser, and has been duly authorized by all necessary corporate action;

6.4	Execution, Delivery and Performance of Agreement. The execution, delivery, and performance of this Agreement by Purchaser will not (with or without the giving of notice or the passage of time) conflict with, result in a default under, or result in the creation of any Encumbrance pursuant to:
(a)	Purchaser’s certificate of incorporation or bylaws; or

(b)	any Contract or Law to which Purchaser is a party or by which it may be bound;
6.5	Purchaser’s Independent Investigation. Purchaser and its representatives have independently investigated Seller and the Business. Purchaser acknowledges that there are no representations or warranties, express or implied, about the Seller or the Business except for the representations and warranties in this Agreement and each certificate and instrument furnished in connection with this Agreement. Purchaser is not relying on any written or oral information about the Seller or the Business (including financial or forward-looking information) except for the representations and warranties in this Agreement and each certificate and instrument furnished in connection with this Agreement;

6.6	Plant Closing. Purchaser has no definite plans to implement any mass lay-off, plant closing, or other covered employment loss (a “Lay-off”), as those terms are defined by the Worker Adjustment and Retraining Notification Act, 229 U.S.C. § 2101-2109 (the “Act”), within sixty-one (61) days of the Closing Date. If it implements a Lay-off after the Closing, Purchaser will comply with the Act;

6.7	Litigation. There is no Proceeding pending or, to its knowledge, threatened; and there is no Order in effect relating to the transactions contemplated by this Agreement. Purchaser does not know of any basis for such a Proceeding or Order; and

6.8	Required Filings and Consents. No waiver, consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or the consummation by Purchaser of any of the transactions contemplated by this Agreement, except for:
(a)	the consents identified as required on Schedule 6.8, which are:
(1)	all consents, waivers and approvals required in connection with the consummation of the transactions contemplated by this Agreement under any of Purchaser’s Contracts or Permits; and

(2)	will be secured before the Closing;
(b)	such other waivers, consents, approvals, orders, authorizations, registrations, declarations and filings as would not individually or in the aggregate:
(1)	have a Material Adverse Effect on Purchaser;

(2)	impair Purchaser’s ability to perform its obligations under this Agreement; or

(3)	prevent the consummation of any of the transactions contemplated by this Agreement;
6.9	Disclosure. No representation or warranty by Purchaser in this Agreement
(a)	contains or will contain any untrue statement of a material fact; or

(b)	omits or will omit to state any material fact required to make the statements made in this Agreement not misleading.
The representations and warranties contained in this Agreement will not be affected or deemed waived by reason of any investigation by Seller or its representatives.
7.	Pre-Closing Covenants. After the execution of this Agreement and before the earlier of the Closing or termination of this Agreement:
7.1	Consents and Approvals.
(a)	Seller will :

(1)	obtain promptly all Permits Seller is required to secure in order to carry out the transactions contemplated by this Agreement; and

(2)	comply with all Laws applicable to Seller regulating or restricting the transactions contemplated by this Agreement;
Purchaser will lend assistance to Seller in obtaining the Permits referenced above as Seller reasonably requests.
(b)	Purchaser will :
(1)	obtain promptly all Permits Purchaser is required to secure in order to carry out the transactions contemplated by this Agreement; and

(2)	comply with all Laws applicable to Purchaser regulating or restricting the transactions contemplated by this Agreement;
Seller will lend assistance to Purchaser in obtaining the Permits referenced above as Purchaser reasonably requests.
7.2	Conduct of Business. Seller will conduct the Business only in the ordinary course consistent with past practice, will maintain and preserve the Assets, and will use commercially reasonable efforts to:
(a)	preserve the Business and its internal organization;

(b)	maintain the general character of the Business and conduct the Business operations, activities, and practices in a reasonable manner in accordance with past practices;

(c)	keep available to Purchaser the services of the managers, employees, agents and independent contractors who work exclusively for the Business;

(d)	preserve for the benefit of Purchaser the goodwill of suppliers, customers, landlords and others having business relations material to the Business; and

(e)	consult with Purchaser about material changes in the conduct of the Business. Seller is not required to take or refrain from taking any action that, in Seller’s reasonable judgment, is likely to result in
(1)	a substantial penalty;

(2)	a claim for damages by any third party against Seller;

(3)	losses to Seller;

(4)	prejudice to or interference with the Business; or

(5)	a breach by any of the Seller of any of the representations and warranties made by it in this Agreement;
7.3	Inventory Reconciliation. Seller will provide Purchaser with reasonably available information to show that the Inventory has been reconciled with the financial statements as of the Financial Statements Date and that the financial statements as of the Financial Statements Date accurately reflect the Inventory of the Business.

7.4	Approval of Certain Transactions. Seller will not, without Purchaser’s prior written approval, take or agree to take the following actions in connection with the Business:
(a)	incur any additional debt related to the Business, other than trade debt and normal intercompany payables and receivables incurred in the ordinary course of business;

(b)	increase the compensation of any managers or employees working exclusively for the Business, except as listed in Schedule 7.4(b) to this Agreement;

(c)	take any action which would breach any of its representations and warranties in this Agreement;

(d)	sell or otherwise dispose of any of the Assets except in the ordinary course of business;

(e)	subject any Assets to an Encumbrance, other than in the ordinary course of business; or

(f)	enter into or terminate any Contract related to the Business except in the ordinary course of business and except for those of the type which would not have to be listed or described in any schedule to this Agreement;
7.5	Material Changes. Seller will give Purchaser written notice of any material change Known to Seller in any representations and warranties made by it in this Agreement;

7.6	Asset Restrictions. Seller will take no action that would encumber or restrict the Assets or their sale or transfer, except actions to enforce rights under this Agreement;

7.7	Hart-Scott-Rodino Filing. Seller and Purchaser will make any filing required under the Hart-Scott-Rodino Act within 5 days after this Agreement is signed. Seller and Purchaser will cooperate to respond promptly to any comments to the filing and to secure any required Permits under the Hart-Scott-Rodino Act;

7.8	Confidentiality.

(a)	Agreement. Purchaser and Seller have entered into and remain bound by the Confidentiality Agreement attached as Schedule 7.7. Each party will comply with its obligations under the Confidentiality Agreement; and

(b)	Press Releases. A party may make a public announcement of the transactions contemplated in this Agreement only with the prior written consent of all other parties. A party will not unreasonably withhold consent if an announcement is required by applicable Law.
7.9	Investigations. Upon reasonable notice and during regular business hours, Seller will give Purchaser and Purchaser’s attorneys, accountants and other representatives:
(a)	reasonable access to Seller’s officers, directors, employees, independent contractors, counsel, and independent accountants related to the Business;

(b)	reasonable access to Seller’s Assets, Contracts, and Books related to the Business;

(c)	copies of documents of Seller reasonably requested by Purchaser related to the Business; and

(d)	information Purchaser reasonably requests with respect to the affairs of Seller related to the Business.
Information supplied by Seller to Purchaser is subject to the Confidentiality Agreement. Seller does not assume responsibility for the accuracy or completeness of the Information except and to the extent specifically provided in this Agreement. Neither the Information nor Purchaser’s investigation affects Purchaser’s right to rely on the representations and warranties made in this Agreement.
8.	Conditions to each Party’s Obligations. No party is obligated to close the transactions contemplated by this Agreement unless the following conditions are satisfied on or before the Closing Date:
8.1	Consents and Approvals. All Permits, consents and approvals required pursuant to Section 7.1 must have been obtained; and

8.2	Proceedings. No Proceeding seeking to enjoin or prohibit, and no Order enjoining or prohibiting the consummation of the transactions contemplated by this Agreement may be in effect.
9.	Conditions to Purchaser’s Obligations. Purchaser is not obligated to close the transactions contemplated by this Agreement unless the following conditions are satisfied or waived by Purchaser on or before the Closing Date:
9.1	Accuracy of Representations and Warranties. The representations and warranties of Seller in this Agreement must be true and correct, both when made and on the Closing Date;

9.2	Performance of Obligations and Delivery of Documents. Seller must have performed all covenants, agreements, and obligations required of it by this Agreement and must have executed and delivered to Purchaser all documents required to be delivered at or prior to the Closing, including this Agreement, the Escrow Agreement, and other Assignment or Transfer Agreements reasonably requested by Purchaser (such as those needed to transfer leases, licenses, Intellectual Property or other ownership rights owned by Seller and related to the Business);

9.3	Opinion of Counsel. Purchaser must have received an opinion of Seller’s counsel, dated as of the Closing Date, substantially in the form of opinion attached as Schedule 9.3; and

9.4	Certificate. Seller must deliver to Purchaser a certificate, substantially in the form attached as Schedule 9.4, that the conditions stated in this Section 9 have been fulfilled.
10.	Conditions to Seller’s Obligations. Seller is not obligated to close the transactions contemplated by this Agreement unless the following conditions are satisfied or waived by Seller on or before the Closing Date:
10.1	Accuracy of Representations and Warranties. The representations and warranties of Purchaser in this Agreement must be true and correct, both when made and on the Closing Date;

10.2	Performance of Obligations and Delivery of Documents. Purchaser must have performed all covenants, agreements, and obligations required of it by this Agreement and must have executed and delivered to Seller all documents required to be delivered at or prior to the Closing;

10.3	Opinion of Counsel. Seller must have received an opinion of Purchaser’s counsel, dated as of the Closing Date, substantially in the form of opinion attached as Schedule 10.3; and

10.4	Certificate. Purchaser must deliver to Seller a certificate, substantially in the form attached as Schedule 10.4, that the conditions stated in this Section 10 have been fulfilled.
11.	Obligations at and after Closing.
11.1	Seller Deliveries. At the Closing, Seller will deliver to Purchaser all documents required to be delivered to Purchaser under this Agreement including this Agreement, the Escrow Agreement, and all other documents identified in Section 9.

11.2	Purchaser Deliveries. At the Closing, Purchaser will deliver:

(a)	the Purchase Price to Seller; and

(b)	all other documents required to be delivered to Seller under this Agreement including this Agreement, the Escrow Agreement, and all other documents identified in Section 10.
11.3	Additional Documents. After the Closing, each party will execute and deliver other documents and take further action, as any other party reasonably deems necessary to carry out the transactions contemplated by this Agreement.

11.4	Collection of Accounts Receivable. At the closing Seller or its designee shall have the right and authority to collect for Purchaser’s or its designee’s account, all receivables and other items which constitute a part of the Assets, and Seller shall, promptly after receipt of any payment in respect of any of the foregoing, properly endorse and deliver to Purchaser any documents, cash or checks received on account of or otherwise relating to any such receivables or other items. Seller shall promptly transfer or deliver to Purchaser or its designee any cash or other property that Seller may receive in respect of any deposit, prepaid expense, Claim, contract, sales order, purchase order or receivable of any character, or any other item, constituting an Asset and to which Purchaser is entitled by virtue of purchasing the Assets of the Business pursuant to this Agreement. To the extent payments of any such items are delivered to a lockbox maintained for Seller, Seller will pay the amount of such items to Purchaser promptly after they are collected.

11.5	Inventory and Receivable Reconciliation. Within 15 days after Closing, Seller shall provide Purchaser with revised schedules for the Business as of the Closing (the “Closing Statement”) showing (a) the amount of inventory as of the Closing and reconciling purchases and sales of the inventory in the ordinary course of business from the date of the inventory schedule attached as part of Schedule 1.2 (expected to be the business day before signing of this Agreement) to the Closing Date and (b) the accounts receivable as of the Closing and reconciling the addition of receivables through sales of inventory after the date of the accounts receivable schedule attached as part of Schedule 1.2 (expected to be the business day before signing of this Agreement) through the Closing Date and the collection of receivables after the same date to the Closing Date. Such statements shall be subject to the same standards as outlined in Section 5.5(a) of this Agreement. Any Material discrepancies to the detriment of Purchaser are subject to indemnification under Section 13.2, except that the adjustment of any reconciliation for Material discrepancies will not be subject to the “basket” deductible and will be made against the Escrow Amount on a dollar for dollar basis.
12.	Termination.
12.1	Rights to Terminate. A party may terminate this Agreement at any time before the Closing:

(a)	by mutual written consent of Seller and Purchaser;

(b)	if the Closing has not occurred on or before October 11, 2005; or

(c)	if (1) a representation or warranty of the another party was or has become materially inaccurate or untrue or (2) another party has failed materially to comply with or perform under this Agreement (except that, if the misrepresentation or breach is curable then this Agreement will not terminate until the responsible party has failed for 10 days after notice to cure the misrepresentation or breach).
This Agreement will terminate when a party who is authorized to terminate it gives the other parties notice of the termination.
12.2	Effect of Termination. If this Agreement is terminated, no party has any liability or further obligation unless the termination was a result of such party’s
(a)	breach;

(b)	violation of its duties, obligations, representations, or warranties; or

(c)	fraud, bad faith, or willful misconduct.
13.	Indemnification.
13.1	By Purchaser. Purchaser will indemnify Seller from, and will pay on its behalf, all Loss (whether or not resulting from third party claims) incurred as a result of (a) any untrue representation, breach of warranty or non-fulfillment of any of Purchaser’s covenants or agreements stated in this Agreement or (b) operation of the Business after the Closing;

13.2	By Seller. Seller will indemnify and hold harmless Purchaser from, and will pay on its behalf, all Loss (whether or not resulting from third party claims) incurred as a result of (a) any untrue representation, breach of warranty, or non-fulfillment of any covenant or agreement of the Seller in this Agreement or (b) operation of the Business prior to the Closing (excluding the Assumed Liabilities).
(a)	“Basket” Deductible. Except as otherwise provided in this Agreement, the Seller will have no obligation to indemnify the Purchaser under this Section 13.2 unless the Purchaser has suffered Losses in excess of $24,000 in the aggregate and then only to the extent of such excess.

(b)	Liability Limit. The aggregate liability of Seller under this Section 13.2 will not exceed the Liability Limit. Seller will have no liability for indemnification under this Section 13.2 except to the extent of the Liability Limit and any payment of a claim for indemnification may be made out of the Escrow Fund. The obligations of Seller under this section are subject to Section 14 below.

13.3	Procedure. Procedures for making a claim for indemnity are set forth in the Escrow Agreement.

13.4	Indemnification for Direct Fraud. Seller will indemnify and hold harmless Purchaser from, and will pay on its behalf, all Loss (whether or not resulting from third party claims) incurred as a result of Seller’s direct participation in fraud related to the representations and obligations established in this Agreement. In determining whether Seller’s activities may have constituted fraud, Seller will have the right to rely upon statements and representations of the NHT Managers without investigation and any action taken or representation made in reliance upon any NHT Manager is not and cannot be fraudulent. Purchaser will make claims for fraud using the process established in Section 14. Such claims will not be subject to the “basket deductible” or the Liability Limit; however, they may not exceed the Purchase Price.
14.	Expiration of Representations and Warranties. All representations and warranties made by the parties in this Agreement, or in any instrument or document furnished in connection with this Agreement, will survive the Closing and any investigation at any time made by or on behalf of the parties.
14.1	Survival of Certain Representations and Warranties. The representations and warranties set forth in Section 5 and Section 6 will survive until one year after the Closing Date (the “Escrow Release Date”) unless prior to such time one or more claims specifying a breach of any such representation or warranty is submitted in writing to the indemnified party and identified as a claim for indemnification pursuant to this Agreement;

14.2	Limit on Claims. A party may maintain a claim or action for indemnity pursuant to Section 13 after the expiration of the representation or warranty under Section 14.1 only if the party made the claim in writing before expiration.

14.3	Application of Claims. Claims for indemnity pursuant to Section 13.2 or Section 13.4 will be applied against the Escrow Fund in the following order:
(a)	the first $24,000 aggregate amount of Losses for breaches of representations and warranties are subject to the “basket” and no claim may be made against the Escrow Fund for them except that the “basket” will not apply to claims under Section 13.4 or as otherwise provided in this Agreement; and

(b)	the Losses up to the amount of the Liability Limit and in excess of the “basket” will be paid to Purchaser out of the Escrow Fund (if the Escrow Fund has not been released). Seller shall not be responsible to pay any amounts due under Sections 13 or 14 of this Agreement in excess of the amount of the Liability Limit, except for claims for direct fraud covered by Section 13.4.
Except for claims for direct fraud covered by Section 13.4 (which may be made directly against Seller if the Escrow Fund is exhausted), no claim for Losses for a breach of this Agreement may be made in excess of the Liability Limit and Purchaser will not seek payment of a claim for Losses out of assets other than those identified in this Section 14. Purchaser acknowledges that it has accepted the risk that claims will exceed this amount.
14.4	Release of Escrow Fund. At the Escrow Release Date the Escrow Agent will release all amounts in the Escrow Fund, except for amounts held in reserve to cover pending claims for which Purchaser has made a written claim for indemnity under this Agreement. The released amount will be distributed to Seller. The methods for determining the amount to be held in reserve for pending claims and for releasing the reserve are set forth in the Escrow Agreement.
15.	Notices. Notices under this Agreement must be in writing. Notices are deemed given:
15.1	when personally delivered;

15.2	when received by facsimile or by overnight courier service; or

15.3	on the fifth business day after mailing by first class registered mail, return receipt requested.
Notices must be sent to the parties at the addresses stated on the signature page of this Agreement (or at any other address designated in a notice given by a party to change its address).
16.	Certain Costs.
16.1	Costs of Proceedings. In any Proceeding arising under or related to this Agreement the prevailing party is entitled, in addition to other amounts it recovers, to have the other party pay all costs and expenses (including reasonable attorneys’ fees) incurred in connection with the Proceeding.

16.2	Expenses. Each party is solely responsible for its own expenses relating to the preparation, execution, and consummation of this Agreement and the transactions contemplated by this Agreement, including any fees payable to an investment banker or broker.
17.	Miscellaneous.
17.1	Integration and Amendment. This Agreement, together with the Escrow Agreement, constitutes the entire agreement of the parties, and supersedes all prior agreements or understandings among the parties, with respect to their subject matter. This Agreement may be amended only in a written agreement signed by all of the parties.

17.2	Waivers. No waiver under this Agreement is valid unless it is in writing and signed by the party giving the waiver. A waiver of a particular matter does not waive a subsequent or similar matter.

17.3	Binding Effect. This Agreement is binding upon, and inures to the benefit of, each party and its successors and assigns.

17.4	No Benefit to Others. This Agreement is solely for the benefit of the parties (and their successors and assigns) and does not confer any rights on any other persons.

17.5	Severability. The invalidity or unenforceability of any provision of this Agreement does not affect the other provisions. This Agreement is to be construed in all respects as if it excluded any invalid or unenforceable provision.

17.6	Construction and Headings. Whenever a singular word is used in this Agreement it also includes the plural if required by the context, and vice versa. Paragraph headings are for convenience only and do not define or limit the contents of a paragraph.

17.7	Cooperation. In order to carry out this Agreement, each party will cooperate, will take further action, and will execute and deliver further documents as reasonably requested by any other party.

17.8	Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together are one original.

17.9	Governing Law. This Agreement is governed by the internal Laws of Arizona. Exclusive jurisdiction and venue for any litigation arising under this Agreement is in the federal and state courts located in Maricopa County, Arizona.
18.	Effective Date. This Agreement is executed and effective as of October 7, 2005.
          [Signatures Follow]

NHT, Inc., a Colorado corporation

By:	/s/ Mark Herbst

Mark Herbst, President

Address:
6273 Monarch Park Place
Niwot, Colorado 80503
	Attention:	Mark Herbst
	Telephone:	(303) 544-7252
	Facsimile:	(303) 442-4587

with a copy to:

Erik Rebich, Esq.
6273 Monarch Park Place
Niwot, Colorado 80503
	Telephone:	(303) 468-4277
	Facsimile:	(303) 468-4266

Rockford Corporation, an Arizona corporation

By:	/s/ W. Gary Suttle

Gary Suttle, President

Address:
Rockford Corporation
600 S. Rockford Drive
Tempe Arizona 85281
	Attention:	W. Gary Suttle, President
	Telephone:	(480) 967-3565
	Facsimile:	(480) 966-3639

with a copy to:
Kevin Olson
Steptoe & Johnson LLP
201 E. Washington St., Suite 1600
Phoenix, Arizona 85004
	Telephone:	(602) 257-5275
	Facsimile:	(602) 257-5299